CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 21, 2011, on the financial statements of Perritt Emerging Opportunities Fund, a series of Perritt Funds, Inc.,  as of October 31, 2011, and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Perritt Funds, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
February 27, 2012